Exhibit 99.1

January 28, 2008

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE YEAR ENDING DECEMBER 31, 2007

Highlights for the year ending December 31, 2007:

•                                          Earnings for the twelve months ending December 31, 2007 were $3,002,819.  This reflects a decrease of 11.38% compared to 2006’s net income of $3,388.271, which was an all time high for the Company.

•                                          Return on Average assets was 1.22% for 2007 compared to 1.42% in 2006 and 1.21% in 2005.

•                                          Return on Average Equity was 14.87% in 2007.  This compares to 19.95% in 2006 and 18.67% in 2005.

•                                          Two cash dividends were paid to shareholders in 2007 for a total of $0.45 per share which represents an increase of 12.50%. This is compared to dividends of $0.40 and $0.3875 for 2006 and 2005 respectively.  This is the eighteenth consecutive year cash dividends have been paid to our shareholders.

•                                          Earnings per share (on a fully diluted basis) was $1.51 for 2007.  This compares to $1.68 in 2006 and $1.38 in 2005.

•                                          Asset quality remained strong in 2007 with only three non-performing loans totaling $2.2 million.  Non performing assets are primarily real estate secured, properly underwritten with minimal loss exposure.  Non-performing loans totaled 1.29% of total gross loans as of December 31, 2007, compared to 0.32% and 0.009% as of the same period in 2006 and 2005.  The allowance for loan losses to total loans increased to $1,673,000 or .99% of total loans as of December 31, 2007 compared to $1,654,000 or .96% in 2006 and $1,470,000 or .95% in 2005.

•                                          Total Shareholders Equity increased to $21,189,000 as of December 31, 2007 compared to $19,137,000 as of December 31, 2006, representing a 10.72% increase.  Total shareholders equity stood at $15,866,000 as of December 31, 2005.

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank), a four office bank serving San Luis Obispo, and northern Santa Barbara Counties.

The Company’s earnings were down 11.38% from $3,388,000, as of December 31, 2006 to $3,003,000 as of December 31, 2007.  The primary reason for the decrease in earnings was the 46 basis point decrease in the company’s net interest margin from 6.38% in 2006 to 5.92% in 2007, driven significantly by continued strong competition for deposits in our market area pushing rates paid on deposits and demand for interest bearing deposits higher.  Interest income increased $692,000 or 4.1% in 2007, from $17,027,000 in 2006, to

$17,719,000 in 2007.  This increase was primarily due to an increase in investments of $13,329,000 or 31.2%, and an improvement in our average yield on our Investment Portfolio to 5.0% in 2007, compared to 3.9% in 2006.  This will help the Company’s earnings in 2008.

Total interest bearing liability expense increased 34.9% from $3,577,000 in 2006, to $4,824,000 in 2007.  This was due to a 65 basis point increase in the rates paid on interest bearing liabilities, and a movement by our customers to Time Certificates of Deposit from lower interest rate Now accounts, Money Market accounts, and Savings accounts.

The Company’s return on average assets declined from 1.42% in 2006 to 1.22% in 2007, which represents a 14.08% decline.  This compares to a 1.21% return on average assets in 2005.  The primary reason for the decrease in the return on average assets was the 100 basis point drop in the prime lending rate coupled with a $10, 689,000 growth in average interest bearing deposits and a 61 basis point increase in interest bearing deposit rates.  At the same time we have seen the return on average equity decrease from 19.45% in 2006 to 14.87% in 2007.  This compares to 18.67% return on average equity in 2005.  Total Stockholders Equity grew 10.72% during this same period of time from $19,137,000 to $21,189,000 or $2,052,000.

We have seen a stabilization in the mix of deposits, which is primarily the result of our business development efforts.  The shift to Time Certificate of Deposits have stabilized and deposit rates are trending down.  Our consistent business development efforts have also allowed us to build up our portfolio of loans granted for general commercial credit purposes.  “We are confident that these efforts will build a solid foundation that will improve the Company’s overall value and profitability in the long run”, said Larry H. Putnam, President and Chief Executive Officer.

OPERATING EFFICIENCY:

The Company’s efficiency ratio was 64.65% for 2007, compared to 60.41% in 2006, and 63.41% in 2005.  This is the result of a decreasing interest margin, and non-interest expense increasing in the changing economic times.  Our efficiency rating remains above our peer banks.

LOAN GROWTH AND CREDIT QUALITY

Total net loans stood at $166,619,000 as of December 31, 2007 compared to $169,680,000 in 2006, which represents a 1.80% decrease or $3,061,000.  Despite the decrease in overall loans outstanding, we have been able to increase loans for general commercial credit purposes to offset some of the declines experienced in real estate construction lending.  We saw a decline in loans for the first six months of 2007 with net loans standing at $158,452,000 as of June 30, 2007.  Total net loans then increased during the second half of 2007 to end the year at $166,619,000, for an increase of 5.15% during that six month period.  Throughout 2007 the Bank maintained its overall underwriting standards and the Loan Portfolio remained strong with minimal delinquencies.

The Company had three non-performing loans totaling $2,176,000 as of December 31, 2007, compared to one non-performing loan totaling $550,000 as of December 31, 2006, and one non-performing loan totaling $135,000 as of December 31, 2005.  Of the Company’s non-performing loans, two are well secured by real estate and no loss is anticipated.  The $135,000 loan has a 50% guarantee by the U. S. Small Business Administration, and is also secured by business assets of the borrower and a junior lien on the guarantor’s residence.  The potential loss is unknown, however the Company has assigned a loan loss reserve amount that it feels is adequate to satisfy any potential loss for all three loans.  The Company experienced net recoveries of

$19,000 in 2007, and net charge offs of $56,000 in 2006 and $30,000 in 2005.

DEPOSIT GROWTH

The Company’s total deposits remained relatively flat for the past year.  Total deposits stood at $212,718,000 and $212,988,000 as of December 31, 2007 and December 31, 2006 respectively, which represents a 0.13% decrease.  Deposits totaled $206,879,000 as of December 31, 2005.  Due to the change in the economic conditions we are operating in our customers have reinvested funds in their business and have less excess funds, which has had a negative effect on the Company’s deposits.  The trend of depositing excess funds into Time Certificates of deposit or other interest bearing accounts continued throughout 2007, resulting in a change in the mix of our deposits.  Despite this trend, the Company had 36.25% of total deposits in non-interest bearing deposits as of December 31, 2007, compared to 40.50% as of December 31, 2006.  Non-interest bearing deposits at these levels continue to be well above industry averages.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net Interest Income for the year 2007 was $12,895,000 compared to $13,450,000 for the year 2006, which represents a $555,000 decrease or 4.13%.  Total Interest Income increased $692,000 in 2007 while interest expense increased $1,247,000 during the same period in 2007.  The increase in interest income was primarily due to a 6 basis point increase in the yield on average earning assets.

The net interest margin decreased 46 basis points from 6.38% in 2006 to 5.92% in 2007.  The primary reason for this was the 100 basis point decrease in the prime lending rate, coupled with a $10,689,000 growth in average interest bearing deposits and a 61 basis point increase in interest bearing deposit rates.

PROVISON FOR LOAN LOSSES

The Bank did not make any additions to the provision for loan losses in 2007.  The allowance for loan and lease losses as a percentage of total loans increased to .99% as of December 31, 2007 compared to 0.96% as of December 31, 2006.  Based on an analysis performed by the Bank and its outside loan review firm, both believe that the allowance is adequate as of December 31, 2007.  Although non-performing loans increased during 2007, total loans remained relatively flat and as discussed above two of the three non-performing loans are well secured, which is one of the factors that led management to conclude the current allowance was adequate.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $21.2 million as of December 31, 2007 compared to $19.1 million as of December 31, 2006.  This represents a 10.72% increase in equity capital between December 31, 2007 and December 31, 2006.  Total capital to risk weighted assets for the Bank increased to 13.8% as of December 31, 2007 compared to 13.1% as of December 31, 2006.  Tier I Capital to assets ratio increased to 9.85% as of December 31, 2007 from 9.11% as of December 31, 2006.

Effective April 28, 2006, the Company issued a series of Trust Preferred Securities in the amount of $5.0 million.  Of this $5.0 million, the Company contributed $3.0 million to the Bank and retained $2.0 million at the holding company level.  These securities are classified as long-term debt on the balance sheet.The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” bank.  Tier I Capital increased 74 basis points between December 31, 2006 and December 31, 2007 and stands at 9.85%.  Total Capital to Risk weighted assets increased 67 basis points to 13.80% as of December 31, 2007 compared to 13.13% as of December 31, 2006.  As previously stated the Bank is “well capitalized” in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa

Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 22 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current fluctuations in the credit market in general, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	Year Ended December 31,
	2007	2006	2005	2004	2003

	(dollars in thousands except per share data)
Summary of Operations:
Interest Income	$17,719	$17,027	$13,546	$10,220	$9,157
Interest Expense	4,824	3,577	1,984	1,343	1,324

Net Interest Income	12,895	13,450	11,562	8,877	7,833
Provision for Loan Loss	—	240	300	110	115

Net Interest Income After Provision for Loan Losses	12,895	13,210	11,262	8,767	7,718
Noninterest Income	1,071	1,010	1,052	1,191	1,376
Noninterest Expense	9,029	8,590	7,808	7,060	6,609

Income Before Income Taxes	4,937	5,630	4,506	2,898	2,485
Income Taxes	1,934	2,242	1,759	1,076	873

Net Income	$3,003	$3,388	$2,747	$1,822	$1,612

Cash Dividends Paid	$871	$768	$730	$697	$685

Per Share Data:
Net Income - Basic	$1.55	$1.77	$1.46	$0.98	$0.89
Net Income - Diluted	$1.51	$1.68	$1.38	$0.94	$0.86
Dividends	$0.450	$0.400	$0.388	$0.375	$0.375
Book Value	$11.01	$9.93	$8.35	$7.42	$6.96

Common Outstanding Shares:	1,924,873	1,928,097	1,899,543	1,861,764	1,844,708

Statement of Financial Condition Summary:
Total Assets	$248,640	$240,738	$231,532	$211,684	$183,827
Total Deposits	212,718	212,988	206,879	194,868	168,033
Total Net Loans	166,619	169,680	152,563	125,586	109,949
Allowance for Loan Losses	1,673	1,654	1,470	1,200	1,112
Total Shareholders’ Equity	21,189	19,137	15,866	13,807	12,845

Selected Ratios:
Return on Average Assets	1.22%	1.42%	1.21%	0.91%	0.94%
Return on Average Equity	14.87%	19.45%	18.67%	13.71%	13.00%
Average Loans as a Percentage of Average Deposits	76.11%	79.74%	69.90%	62.77%	68.93%
Allowance for Loan Losses to Total Loans	0.99%	0.96%	0.95%	0.94%	1.00%
Company
Tier I Capital to Average Assets	10.50%	10.00%	—	—	—
Tier I Capital to Risk-Weighted Assets -	13.20%	12.70%	—	—	—
Total Capital to Risk-Weighted Assets -	14.60%	14.40%	—	—	—
Bank
Tier I Capital to Average Assets	9.85%	9.11%	7.16%	6.53%	7.00%
Tier I Capital to Risk-Weighted Assets -	12.33%	11.43%	9.33%	8.80%	9.34%
Total Capital to Risk-Weighted Assets -	13.80%	13.13%	11.34%	10.85%	11.66%